[Ernst & Young LLP letterhead]







June 7, 1999



Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 4, 1999 of CryoLife, Inc. and are in agreement with the statements contained in the third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                           /s/ Ernst & Young LLP
                                           Ernst & Young LLP